Exhibit 10.11

LEASE

Signed between

TERINVEST SA, rue du Mont-de-Sion 12, 1206 Geneva

Owner of the building located at chemin de la Papeterie, Versoix (the “Building”)

Hereafter the “Lessor”

And

COTY GENEVA SA, Rue de Lyon 87, Geneva

Hereafter the “Lessee”

[handwritten] cc: Vincent 5.8.2011 for the guarantee

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1.	PREMISES

1.1	Definition of the surface area

The Lessor shall lease to the Lessee, in the Building, the following surface areas, the location and dimensions of which are set forth in the plans that are attached (Annex 1), and which make up an integral part of this contract.

Level	Surfaces	Base Rent upon the Closing of the Lease
		CHF/m2	Total CHF per year
4th	3153 m2	330,161	1,041,000.00
3rd	1154 m2	310.22	358,000.00
Ground Floor	413.5 m2	249,093	103,000
17 parking spaces outside		150 Fr/month/space	30,600
38 parking spaces inside		CHF 250/month/space	114,000
TOTAL			1,646,600

The Lessor agrees furthermore to contact the Lessee before anyone else if he receives any offer to rent the space located on the 3rd floor, in order for the Lessee to be able to notify the Lessee whether he firmly intends to rent said premises or not, under conditions that are identical to those offered in the proposal made to the Lessor. The Lessee shall notify the Lessor of its intentions within five days from the notification of the offer.

The 17 external parking spaces and the 38 internal parking spaces shall be allocated to the Lessee according to the plans that are attached (Annex 3).

6 visitor parking spaces are planned for the building.

The Lessor accepts that the Lessee will have the exclusive use of the bathrooms located on the 4th floor of the building, in consideration of which, the Lessee agrees to ensure that these are properly maintained and that any repairs that arise in the course of normal use are carried out, as well as ensuring that any repairs are carried out that arise due to the inappropriate use of the facilities by the Lessee.

1.2	Measuring the surface area

The aforementioned surface areas are calculated based on the plans that are attached. They are subject to potential minor modifications that may be made to the general concept. The

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amounts of the rental payments stipulated in Article 1.1 will not be modified unless there is a difference of more or less 5%, in the surface area that has been described.

1.3	Façade and roofing

The right to make use of the exterior surfaces, the facades, and the roof that belong to the premises being rented belongs exclusively to the Lessor, with the exception of the illuminated sign (Art. 5.8) and the entryways into the ground floor (Art. 5.5.6).

2.	USE OF THE PREMISES
INDUSTRIAL AND ARTISANAL DEVELOPMENT AREA

2.1	Authorized use

The Lessee declares that he is perfectly aware of the fact that the Building is located in an area with industrial and artisanal development, and that as a consequence of this, the use that is made of the premises that are considered in this contract and the use that is made of the Building must conform to the zoning.

The Lessee shall provide as an attachment (Annex 4) the positive pre-notification of the FTI that authorizes it to set up its business in an industrial and artisanal zone. The Lessee agrees not to change the use that is being made of the premises throughout the duration of the Lease inasmuch as such a change would lead to the activities of the Lessee no longer falling under admissible activities for areas that are zoned for industrial and artisanal use. Such a change would constitute a valid reason for cancelling the lease according to the stipulations of Article 266g of the code of obligations.

2.2	Required Authorizations

The DCTI will examine whether the activities that the Lessee plans to carry out on the premises being rented conforms to the industrial and artisanal zoning following the request for the construction permit (APA) that the Lessee must make in order to carry out its own modifications to the premises being rented. The Lessee agrees not to submit for the consideration of the DCTI any changes that are not likely to be authorized based on applicable law and the current practices of the DCTI.

2.3	Use by Third Parties
2.3.1	Any sub-leasing of all or part of the premises is subject to the prior written consent of the Lessor. The Lessee will submit a written request for this authorization to the Lessor.
2.3.2

The Lessor may refuse to authorize this, especially in cases where the Lessee expects to sub-let the premises to a third party who does not plan to use these for activities that are allowable in an industrial zone.

2.3.3	The contract for sub-letting must incorporate all of Article 2.1 of this contract.

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3	POSSESSION OF THE PREMISES, TERM, TERMINATION

3.1	Taking possession of the premises

3.1.1 Taking possession of the premises will happen on July 1, 2011.

3.1.2 The premises will be handed over to the Lessee in the conditions defined in Article 5.1.1 of this contract.

3.2	Term of the lease and termination

3.2.1 The lease is signed for a fixed term of 10 years, beginning from July 1, 2011, which is to say until June 30, 2021.

     3.2.2 The Lessee may nevertheless exercise its early termination right, effective on June 30, 2016, with it being specified that the Lessee must, in order to be able to validly exercise this early termination right, send the Lessor a written notice of its intent to terminate at least 12 months in advance, and this notification must be received by the Lessor by June 30, 2015. It is specified here that the Lessee’s right to early termination may only be exercised for all of the premises and the parking areas that are contained in the Lease, with partial termination of the Lease not being allowed.

     3.2.3 12 months before the expiry of the initial term of the Lease, which is to say by June 30, 2021, the parties must notify each other in writing of their intentions regarding the termination or renewal of this Lease. Any silence in regard to this will be considered as acquiescence to continuing this Lease for a duration of five years, and so on, successively, in terms of five years at a time.

4	RENT AND OTHER RELATED OBLIGATIONS

4.1	General issues

The base amount of the rent is set based on the surface area being rented under Article 1.1. It is due ahead of time, at the latest on the first day of each month for the month in progress, and the first due date is October 1, 2011, at the latest, for the month of October 2011.

The rent payments for July through to September 2011 (included) are offered by the Lessor (rent-free period).

4.2	Rent payments upon the conclusion of the lease

The annual base rent according to Article 1.1 is CHF 1,646,600.00 (One million six hundred and forty-six thousand six hundred Swiss Francs), or CHF 137,216.65 per month (One hundred and thirty-seven thousand two hundred and sixteen francs and sixty-five centimes).

The rent is understood not to include taxes. Nevertheless, the Lessor reserves the right to invoice for the rent + VAT through the term of the lease.

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4.3         Adjustments to the Rent after the Beginning of the Lease

4.3.1      The annual base rent under Article 1.1 will be adapted based on the changes to the Swiss consumer pricing index calculated by the OFIAMT, according to the following formula.

Annual rent x new index = new rent
     Base index
4.3.2      The base index is the one from April 2011, which is to say 100.8 points (The base for December 2010 = 100 points).

4.3.3      The adjustments to the rent will be made on a yearly basis, on the 1st of January of each year, and the first adjustment will be on January 1st, 2013. The new annual applicable base rent is always determined based on the Swiss consumer pricing index in effect for the month of October of the previous year (which is to say October 2012 for the first index).

4.4         Auxiliary Charges and General Charges

Auxiliary charges and general charges are not included in the annual base rent and will be the responsibility of the Lessee.

Auxiliary charges: hot water, heating and cooling.

4.4.1      Auxiliary charges are all charges for heating and hot water, as well as charges for cooling. The provisions related to the auxiliary charges are set at CHF 30/m2/year. For this purpose, the Lessee must make a monthly deposit of CHF 11,801.25 over and above the rent and the provisions for general charges, payable in advance, at the latest on the last day of the month for the following month, the first time on a prorated basis, counting from the date that the Lessee takes possession of the premises.
The following in particular are considered to be charges for heating, hot water, and cooling:

−	The electricity that is used to run the heating and ventilation/cooling equipment;
−	Cleaning, maintenance and periodic review of the heating and ventilation/cooling equipment;
−	Costs for the power for heating and ventilation/cooling;
−	Management costs for establishing the breakdown of costs for heating, hot water, and cooling, to a maximum up to the rates that are in effect at the USPI of Geneva.

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4.4.2       In the course of the first six months of each year, the Lessor will establish a breakdown of the charges that were made for the period from January 1st to December 31st of the previous year. If the effective cost of the auxiliary charges ought to have been substantially different from the total amounts actually paid, these will be automatically reviewed. The Lessee agrees to pay any excess amounts within a term of 30 days after he receives its final statement.

4.4.3       If the total of the amounts paid is more than the actual auxiliary charges, the Lessor agrees to deposit the excess amount to the Lessee within a term of 30 days after the final statement has been sent.

4.4.4       The Lessor reserves the right to set a new amount for the deposits based on the statement from the previous year. The Lessee takes note of this and acknowledges that due to the fact that this is the first time the Lessor is renting the Building, the amount of the charges has only been able to be set based on an estimate for the auxiliary charges and that these may in fact be substantially less or more.

4.4.5       The Lessee must carry out a review of the general statement and of the accompanying accounting documents within 30 days of receiving the final statement. If he does not raise any objection to it during this period, the general statement will be considered to have been accepted.

General charges:

4.4.6	The general charges are common charges that include the following costs and fees:

−	Lighting of the public/common areas;
−	Maintenance of access routes and roads, including snow removal and salting;
−	Heating, cooling and water consumption for common areas;
−	Maintenance of smoke detectors and installation of fire extinguishers in common areas;
−	Water consumption in common areas and for heating and ventilation/cooling;
−	Payments for maintenance and monitoring services and for other maintenance fees regarding all of the machines used by everyone, in particular the elevators, the automatic doors, and flat roofs;
−	The cost of running wiring to the elevator phone and for the phone lines;
−	Power consumption for external lighting and lighting for the common areas of the building, the elevators and any shared electrical installations;
−	The salary of the concierge, including benefits and the charges for the cleaning companies, and in addition the costs for replacing the concierge;
−	Maintenance and periodic review of the system for controlling access to the building;

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−	Treatment and storage of garbage, installation of garbage compressor, drains and sewers;
−	Purification fees, treatment of grey water
−	Cleaning and unplugging the drains for grey water;
−	Management honoraria and management fees for establishing the breakdown of the general charges, to the maximum amount according to the rates in effect of the Management Society of Geneva.

4.4.7      The provisions that make up general charges are set at CHF 30.00/m2 per year. The Lessee shall make a monthly deposit of CHF 11,801.25 to provide for the general charges, over and above the rent and payments for auxiliary charges, payable ahead of time at the latest on the last day of the month for the following month, the first time on a prorated basis counting from the date that he takes possession of the premises.

4.4.8      In the course of the first six months of the year, the Lessor will establish a statement of the charges that is valid for the period going from January 1st through to December 31st of the preceding year. If the effective cost of the general charges ought to have been substantially different from the total amounts actually paid, these will be automatically reviewed. The Lessee agrees to pay any excess amounts within a term of 30 days after he receives its final statement.

4.4.9       If the total of the amounts paid is more than the actual general charges, the Lessor agrees to deposit the excess amount to the Lessee within a term of 30 days after the final statement has been sent.

4.4.10     The Lessor reserves the right to set a new amount for the deposit based on the statement from the previous year. The Lessee takes note of this and acknowledges that due to the fact that this is the first time the Lessor is renting the Building, the amount of the charges has only been able to be set based on an estimate for the auxiliary charges and that these may in fact be substantially less or more.

4.4.11     The Lessee must carry out a review of the general statement and of the accompanying accounting documents within 30 days of receiving the final statement. If he does not raise any objection to it during this period, the general statement will be considered to have been accepted.

Method of Distribution:
4.4.12     The distribution of the auxiliary and general charges between the different lessees will be done based on the surface area being leased. Contributions will be fairly weighted in order to take into account the respective use of surface area. Therefore, in particular, for the surface area being rented by the Lessee, he will only pay 25% of the auxiliary and general charges for this surface area of the deposit.

4.4.13     If the accrued consumption or use by one or more of the lessees of the Building should cause an important increase in one or another of the categories of charges listed in 4.4.6 above, the distribution in proportion of the surfaces being rented will be reviewed as a consequence of this, and, inasmuch as

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Possible, additional fees that are the responsibility of the Lessee(s) responsible for the accrued use.

4.4.14     For vacant surface area, in accordance with Article 7 line 2 OBLF and inasmuch as the conditions imposed by this article are respected, the Lessor shall assign two thirds of the auxiliary charges to the Lessee according to the distribution in proportion of the aforementioned surface areas. The remaining third of the auxiliary charges will be divided among the other lessees of the Building, based on the surface areas that each one rents and on the other criteria for weighting the usage that are applicable.

4.5          Late Interest Payments

If there is a delay in making payment, any fees for reminders and for seeking payment as well as late interest payments shall be applied to the party in arrears.

4.6         Bank Guarantee

The Lessee shall provide the Lessor with a bank guarantee or a joint surety bond, issued by a first class banking establishment, for an amount equal to 3 months of rent, which is to say CHF 411,650.00 (four hundred and eleven thousand six hundred and fifty Swiss Francs), in order to cover all of the obligations arising from this lease.

4.7         Taxes, tariffs and contributions

Taxes, tariffs, contributions and expenses, such as electricity, gas, and the telephone, that exclusively involve the Lessee or its business, shall be entirely its responsibility.

4.8         Renovations and Adaptations to the Building

4.8.1      The Lessee is reminded that the Building will be undergoing several adaptation projects being undertaken by the other lessees who will be occupying the Building, which will inevitable cause some inconveniences. The Lessee waives the right to request any reductions in rent or compensation ahead of time from the Lessor related to these inconveniences.

4.8.2      The Lessee is reminded that, if through the time of the lease, the owner undertakes significant renovation or improvement projects to the Building, the Lessee will only be able to request any payment or compensation due to the inconveniences if these inconveniences occur directly in the areas that he rents or if they interrupt the supply of electricity.

4.8.3      The Lessee is reminded that, throughout the time of this contract and any renewals to it, if the Lessor should need to carry out any significant renovation or improvement projects in the Building, in the meaning of Articles 269a,

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and b of the Code of Obligations and 14 of the Ordinance on leases – then the rent may be changed based on these supplementary services, in accordance with the applicable dispositions regarding these matters and notwithstanding the clause on indexation of the lease, with the exception of work that concerns the cooling and heating.

5	INVENTORY UPON ENTRY, INTERIOR FEATURES OF THE PREMISES AND USE OF THEPREMISES

5.1	Inventory upon entry

5.1.1      The Lessor will deliver the possession of the premises to the Lessee in the state described in the technical description that is attached (Annex 2), which makes up an integral part of this lease, and in a state that is legally in conformity with the use for which the premises are being rented.

5.1.2      Any adaptations, construction or installations that are not included in the technical description that is attached will be considered to be an adaptation to the interior of the premises as per Article 5.2 following and will be the responsibility of the Lessee, who will pay for them. Nevertheless the Lessor will participate in paying for the costs of adaptations to the interior of the Building invested by the Lessee in the amount of CHF 700,000.00, which will be paid out to the Lessee on March 31, 2012. A supplementary payment of CHF 500,000.00 will be due to the Lessee, but only on condition that this Party does not exercise its early termination right as provided for in Article 3.2.2. This amount will then be due to the Lessee on July 1st, 2016.

5.1.3      The Lessee declares that he has carefully examined the plans and is familiar with the premises, because he has visited them.

5.2          Adaptations to the Interior of the Premises Paid For by the Lessee

5.2.1       The Lessee will take charge of the adaptations to the interior of the premises and is submitting as of now the plans for the adaptations to the interior as an annex (Annex 4) to the Lessor, who affirms that he is in agreement in principle with such changes.

5.2.2      For any adaptation projects belonging to the Lessee, the Lessee is free to choose its contractors. The Lessee will nevertheless ensure as much as possible that he hires companies that can guarantee that they will install up-to-date equipment, especially for ventilation and air cooling purposes.

5.2.3      The Lessor waives the right to demand that the premises be returned to their original condition for any adaptations that he may have accepted, except for the technical areas such as the laboratories, and the two openings in the façade, which must be returned to their original state if the premises are returned, as well as for the sign, which must be removed. In exchange, the Lessee waives all right to seek compensation or to seek any payment at the end of the lease from the Lessor due to any potential added value of the premises that arises from the adaptation projects undertaken on these.

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5.3 Legal Mortgage on Artisans and Entrepreneurs

The Lessee will take all necessary measures in order to prevent a legal mortgage for artisans and entrepreneurs, either final or temporary, from being placed on the Lessee arising from the adaptation projects carried out on the premises.
In the extremely unlikely event that such a legal mortgage should be registered nevertheless, whether provisional or preliminary to a provisional one, the lessee will immediately take all necessary measures to seek its cancellation, if applicable, by providing sureties in the meaning of Article 839, line 3 of the CCS. He will furthermore be obliged to pay to the Lessor all of the fees and costs arising from its action.

5.4          Construction Permit and Police Authorization

It is the Lessee’s responsibility to request all the required authorizations for the execution of the adaptation projects and for operating its business on the premises. If it so wishes, the Lessor may support the Lessee in its efforts in this regard inasmuch as this is possible. The costs related to obtaining these permits will nevertheless correspond entirely to the Lessee.

5.5          Use and maintenance of the Subject of the Premises

5.5.1      The Lessee agrees to keep the rented premises in good and clean condition in conformity with Article 257fCO. He is responsible for all damages that are not the consequence of a conforming use according to this contract, to the provisions of the Code of Obligations, and to other applicable regulations. It is incumbent upon the Lessee to proceed to carry out the necessary work in its premises in order to prevent any potential damage, with the Lessor not being responsible at all in relation to the interior adaptations to the premises.

5.5.2      The Lessee agrees from this moment forth to respect the stipulations of any potential house rules that may be drawn up by the Lessor.

5.5.3      The Lessee shall accept the installation of tubes, pipes, cables, etc., in the ceiling or under the floor of its premises, without the right to require any compensation.

5.5.4      The Lessee shall use the premises at lease in such a manner as to avoid bothering nor annoying the other lessees. The premises may not be used in any other manner than that contained in the authorized uses as per Article 2.1 of this contract.

5.5.5      If the Lessee wishes to make changes to the premises or to its own adaptations to the premises being rented, he shall request the previous written consent of the Lessor.

5.5.6      In accordance with the plans for the adaptations that are attached in annex (Annex 4), the Lessor authorizes the Lessee to carry out two openings to the façade on the ground floor (southern face of the building).

5.6          Access cards

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The cost for buying and programming the access cards for the main building, in respect to the covered parking, will be the responsibility of the Lessee, who will indicate to the Lessor how many cards he will need.

5.7          Insurance, Security

5.7.1      The Lessor will pay at its own cost the usual insurance payments against fire, water damage, and third party liability insurance covering the premises given to the Lessor, as well as for the common areas of the building. It is specified that the interior adaptations to the premises carried out by the Lessee under Articles 5.2 or 5.5.5 of this contract will not be covered by the insurance policy that is taken out by the Lessor, with the latter not assuming any liability in regards to the interior adaptations made to the premises by the Lessee.

5.7.2      It shall be incumbent upon the Lessee, if he deems that this is useful, to take out insurance policies on fire, water damage, and third party liability insurance covering the internal adaptations made to its premises. All insurance policies related to running its business, such as insurance against theft, shutdowns, and insurance covering the personnel and the assets of the Lessee, shall also be the responsibility of the Lessee. The Lessee shall get an insurance policy for third party liability.

5.7.3      The Lessor will not accept any responsibility for damages done to windows, shelving, display cases, glass walls, signs, signs with lights, etc. It is the responsibility of the Lessee to insure itself sufficiently against damages of this type. The Lessee is the only party responsible for the safety (break and enter, theft) and the surveillance of the premises that he is renting.

5.8          Signs, Luminous Advertising Features, Identifying Features

5.8.1      Signs, luminous advertising features, and any other type of advertising may only be placed with the agreement of the Lessor and in spots that he has approved. The placement and ordering of these will be decided upon taking into consideration as much as possible the wishes of the other lessee(s). The agreement of the Lessor also extends to the dimensions and the materials used. The Lessor has nevertheless already granted its authorization in principle to the Lessee in order for the Lessee to place a sign without any further cost to the rent.

5.8.2      Any fees for placing, maintaining, repairing or cleaning, etc., signs as well as the consumption of electricity shall be the responsibility of the Lessee. In the event that the façade is repaired or modified, the Lessee will remove and replace its signs and advertising features at its own cost.

5.8.3      It is the Lessee’s responsibility to request all authorizations that may be required in order to place these features, signs or advertising. If he so wishes, the Lessor will support the Lessee in carrying out the corresponding paperwork inasmuch as this is possible. The costs related to obtaining these permits will nevertheless be entirely the responsibility of the Lessee.

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5.8.4       The Lessee may, at its own cost, and with the prior written consent of the Lessor, place adequate signage for its customers and suppliers. This signage must be compatible with the interests of the other lessees of the Building and the esthetics chosen by the Lessor.

5.9         Visiting rights

The Lessor has the right to receive visitors at the leased premises, in reasonable measure and in such a manner as not to impede the Lessee from carrying out its business, in order to verify the state of maintenance or with a view to carrying out work, provided that he gives prior notification of 3 days.

6            RETURNING THE LEASED PREMISES

6.1         Inventory upon Return

The premises that are the subject of the lease must be returned in clean and good conditions upon the last day of the lease (Art. 267 CO). The Lessor shall prepare an inventory of the premises being leased. This inventory is signed by both parties. The Lessor shall have the right to cause any damages noted to be repaired at the cost of the Lessee. The latter will also be responsible for any hidden damages that he has caused that were not noted when the premises in the lease are returned, inasmuch as these have been noted without any delay by the Lessor to the Lessee who is departing.

7             FINAL DESPOSITIONS

7.1          Applicable Law, Venue

Unless otherwise provided for in this contract, the lease is subject to the Code of Obligations, in particular to Articles 253 and following. Any litigation related to this contract will be subject to the competent court of the Republic and the Canton of Geneva.

7.2         Transfer of Rights

7.2.1      The Lessee of commercial premises may transfer its lease to a third party with the previous written consent of the Lessor. The Lessee shall send a written request for authorization to the Lessee.

7.2.2      The Lessor may not refuse to grant its consent unless it is for fair reasons. Shall be considered a fair reason the fact that the third party to whom the Lessee wishes to transfer the lease does not carry out commercial activities that are compatible with the industrial purpose of the zone.

7.2.3      If the Lessor agrees, the third party replaces the Lessee. The Lessee is freed from its obligations towards the Lessor. He nevertheless must be jointly liable with the third party until

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the expiry of the term of the lease or the termination therefore according to the contract or the law, but, in all cases, for two years at most.

7.3         Changes to the Contract

All changes and riders to this contract and its annexes must be made in writing and must be signed by both parties.

7.4         Confidentiality

The Parties both agree to maintain the conditions of this lease confidential. Obviously any communications with third parties that should be required by the law and by legal and/or administrative authorities are exempt from this constraint.

7.5         Number of Copies of the Lease

This lease is being signed in duplicate with two identical copies.

Geneva, [handwritten] 7.25.2011

[signature] VP Finance

[signature] Finance Director

The Lessee: [signature]	The Lessor:

[ 2 Signatures] Terinvest SA

Annexes:

1.	Plans of the premises
2.	Technical description
3.	Designation of the interior and exterior parking spaces
4.	Plans for adaptations of the lessee
5.	FTI Letter dated 18.04.2011

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